EXHIBIT 99.1

GLOBAL MED
TECHNOLOGIES ®

Press Release
April 28, 2004

Global Med Technologies®, Inc.
Completes $580,000 Private Placement

Denver, CO – Global Med Technologies®, Inc. (OTCBB: GLOB) (“Global Med” or the “Company”), is pleased to announce that it has completed a private placement for the sale of 1,450,000 unregistered common shares of the Company at $0.40 per share, with gross proceeds of $580,000.

The proceeds of the private placement will be used for working capital and general operations. After completion of the private placement and issuance of 1,450,000 common shares, there will be 26,002,296 common shares outstanding.

Mick Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., stated, “This private placement comes at a very exciting time for the Company, as we are in the process of expanding our domestic and international operations.” Dr. Ruxin continued, “In a previous press release, we announced Global Med’s foray into international markets. I am pleased to report that our entry into the world markets of blood bank and hospital transfusion software is progressing more rapidly than we had expected.”

About Global Med Technologies, Inc.
Global Med Technologies, Inc. is an e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. blood centers and transfusion services. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Together, the SafeTrace Tx®* advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Press Inquiries: Patti Larson Senior Director of Marketing Development 916-404-8492 patti@wyndgate.com	Investor Inquiries: Tom Marcinek President and COO 916-404-8413 tom@wyndgate.com

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

*Patent Pending